Exhibit 21.1

SUBSIDIARIES OF BLOCKBUSTER INC.

SUBSIDIARY NAME	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Ardnasillagh Ltd.	United Kingdom
Blockbuster Argentina, S.A.	Argentina
Blockbuster Australia Pty. Ltd.	Australia
Blockbuster BEI Taiwan Ltd.	Taiwan
Blockbuster Canada Co.	Nova Scotia
Blockbuster Canada Inc.	Delaware
Blockbuster de Mexico, SA de CV	Mexico
Blockbuster Distribution, Inc.	Delaware
Blockbuster Entertainment Limited	United Kingdom
Blockbuster Entertainment (Ireland) Limited	Ireland
Blockbuster Global Services Inc.	Delaware
Blockbuster Holdings Ireland	Ireland
Blockbuster Hong Kong Limited	Hong Kong
Blockbuster International (Taiwan) B.V.	The Netherlands
Blockbuster International Spain Inc.	Delaware
Blockbuster Investments LLC	Delaware
Blockbuster Ireland Limited	Ireland
Blockbuster Italia, S.p.A.	Italy
Blockbuster Limited Partner Holdings LLC	Delaware
Blockbuster Procurement LP	Delaware
Blockbuster Texas LP	Delaware
Blockbuster UK Limited	United Kingdom
Blockbuster Uruguay Ltda.	Uruguay
Blockbuster Video Danmark A/S	Denmark
Blockbuster Video Espana S.L.	Spain
Blockbuster Video International Corporation (Chile) Ltda.	Chile
Blockbuster Video Italy, Inc.	Delaware
Cityvision Limited	United Kingdom
D.E.J. Productions Inc.	Delaware
Direcorp, S.A. de D.V.	Mexico
Focus Video Pty Ltd.	Australia
Game Brands Inc.	Delaware
Games Station Limited	United Kingdom
HEC Acquisition Corp.	Oregon
Movie Brands Inc.	Delaware
Sercorp, S.A. de C.V.	Mexico
Trading Zone Inc.	Delaware
Xtra-Vision Limited	Ireland